Rule 424(b)(3)
                                                       File No. 333-34639

PROSPECTUS SUPPLEMENT NO. 1 DATED JUNE 22, 1998
(TO PROSPECTUS DATED JANUARY 27, 1998)


                             560,935 Shares

                         MILLER INDUSTRIES, INC.
                              Common Stock

     This Prospectus Supplement is part of the Prospectus dated January 27, 1998 and should be read in conjunction therewith.

     The Company hereby deletes, in its entirety, the Selling
Shareholders section of the above Prospectus and replaces it with the following:

                          SELLING SHAREHOLDERS

     The following table sets forth certain information as of June 22, 1998 as to the security ownership of the Selling Shareholders. Except as set forth below, none of the Selling Shareholders has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.

     Each of the Selling Shareholders acquired his or her Shares in connection with the acquisition by the Company or a subsidiary thereof of a corporation in which they were a shareholder. The aggregate consideration in each of these transactions was shares of Common Stock, the assumption of certain liabilities and in some transactions cash. In connection with the above referenced transactions, the Company and the Selling Shareholders entered into separate agreements pursuant to which the Company agreed to file this Registration Statement with respect to the Shares acquired by the Selling Shareholder in the transaction.

                                                 Shares of Common Stock Beneficially        Shares of Common Stock
                                                     Owned Prior to the Offering           Beneficially Owned After
                                                                                              the Offering<FN1>
                                                 ---------------------------------------  --------------------------
Name                                                          Percent of       Shares                     Percent of
                                                 Number         Class       Offered<FN1>    Number          Class
                                                 ------       ----------    ------------    ------        ----------
Paul E. Autry                                      5,653          *          5,653           -0-              *
James A. and Margaret M.
   Baumhardt                                       5,653          *          5,653           -0-              *
Donna H. Brantley<FN2><FN3>                          333          *            333           -0-              *
Dickey Family Trust                               34,872          *         34,872           -0-              *
Dickey Marital Trust, Share One                   54,150          *         54,150           -0-              *
Dickey Marital Trust, Share Two                   19,278          *         19,278           -0-              *
Buddy F. Ford<FN2> & Barbara
   Kothman                                        51,530          *         51,530           -0-              *
Louis J. Fox                                       7,827          *          7,827           -0-              *
Wes<FN2> & Loretta Gass                           72,999          *         72,999           -0-              *
Belinda Harris                                     1,316          *          1,316           -0-              *
Dennis E. Harris<FN2><FN3>                           333          *            333           -0-              *

Marvin Ray Harris<FN2><FN3>                       52,647          *         52,647           -0-              *
John G. Lewis<FN2><FN3>                           56,619          *         56,619           -0-              *
Ray Schreiber                                     39,571          *         39,571           -0-              *
Michael W. Scully<FN2>                             3,733          *          3,733           -0-              *
June E. Tsakopulos                                 2,827          *          2,827           -0-              *
Catherine Wareham<FN2><FN3>                       22,953          *         22,953           -0-              *
John Wareham<FN2><FN3>                            33,303          *         33,303           -0-              *
The Merlin Zuiderveen<FN2><FN3>                   55,582          *         55,582           -0-              *
Randall Zuiderveen<FN2><FN3>                      14,682          *         14,682           -0-              *
Richard Zuiderveen<FN2><FN3>                      25,074          *         25,074           -0-              *
                                                --------                  --------       ----------
                                 Total           560,935                   560,935           -0-

-------------------------------
[FN]
*  Less than 1%
<FN1>  All of the Shares received by the Selling Shareholders in connection with the acquisition of the Selling Shareholders' businesses by the Company are being registered hereunder and may be offered pursuant to this Prospectus. There is no assurance, however, that the Selling Shareholders will sell any or all of the Shares offered hereby.

<FN2>  In connection with the acquisition of such Selling Shareholder's business by the Company, the Selling Shareholder entered into an employment agreement with a subsidiary of the Company pursuant to which he or she agreed to provide certain services to such subsidiary for a period of three to five years from the closing date of the acquisition of his or her business by the Company. Under such employment agreement, the Selling Shareholder is paid an annual salary, receives options for shares of Common Stock to be issued in accordance with and upon the terms and conditions of the Company's Stock Option and Incentive Plan, and may be eligible for an annual bonus, subject to certain performance criteria, all of which payments and benefits are comparable to those received by similarly situated employees of the Company for comparable services.

<FN3>  In connection with the acquisition of such Selling Shareholder's business by the Company, the Selling Shareholder and/or an affiliated individual or entity (the "Lessor") entered into a lease with the Company or its subsidiary (the "Lessee") pursuant to which the Lessor leased to the Lessee property on which such business is being operated. The Company believes that the terms and conditions of such leases reflect current market rates in the relevant area.

                           _______________


        The date of this Prospectus Supplement is June 22, 1998.